UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report- August 17, 2009

(Date of earliest event reported)

US GEOTHERMAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706

(Address of principal executive offices)

208-424-1027

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2009, (the “Closing Date”) U.S. Geothermal Inc. (the “Company”) entered into an agency agreement, with Dundee Securities Corporation, Clarus Securities Inc., and Toll Cross Securities Inc. (collectively, the “Agents”) pursuant to which the Agents agreed to market on a best efforts basis 8,100,000 subscription receipts (“Subscription Receipts”) of the Company, on a private placement basis at a price of Cdn$1.35 per Subscription Receipt to raise gross proceeds of Cdn$10,935,000. Each Subscription Receipt will, subject to adjustment, be automatically exchanged on the Exchange Date (as defined below), without additional consideration, for one unit (“Unit”) of the Corporation. Each Unit consists of one share of common stock of the Company and one-half of a common stock purchase warrant. Each whole common stock purchase warrant (a “Warrant”) entitles the holder to acquire one share of common stock of the Company at an exercise price of US$1.75 for 24 months following closing. The Exchange Date will be the date that is the earlier of: (a) the date on which a receipt is issued (or is deemed to be issued) by Canadian provincial regulatory authorities for the final Canadian prospectus qualifying the distribution of the shares of common stock and Warrants to the holders of the Subscription Receipts in each of the designated provinces in Canada; and (b) the date which is four months and one day after the Closing Date.

The Company entered into a subscription receipt agreement (the “Subscription Receipt Agreement”) with the Agents and Computershare Trust Company of Canada, dated August 17, 2009, providing for the creation of and the terms of 8,100,000 subscription receipts. Further, effective August 17, 2009, the Company entered into subscription agreements with subscribers in the private placement. Pursuant to the terms of the subscription agreements, the Company has agreed to file a resale registration statement with the Securities and Exchange Commission as soon as practicable following the closing of the offering with respect to the common stock included in the Units and the common stock issuable upon exercise of the Warrants, and use commercially reasonable efforts to cause it to become effective and remain effective for two years.

Item 3.02 Unregistered Sales of Equity Securities

On August 17, 2009, U.S. Geothermal Inc. completed a private placement of 8,100,000 Subscription Receipts at a price of Cdn$1.35 per Subscription Receipt for an aggregate gross proceeds of Cdn$10,935,000. Each Subscription Receipt will, subject to adjustment, be automatically exchanged on the Exchange Date, without additional consideration, for one Unit of the Corporation. Each Unit consists of one share of common stock of the Company and one-half of a common stock purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one share of common stock of the Company for US$1.75 for 24 months from closing. The offer and sale of the Subscription Receipts was made to a limited number of “accredited investors” as defined in Rule 501(a) of Regulation D with no general solicitation or general advertising, and was exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D.

Dundee Securities Corporation, Clarus Securities Inc., and Toll Cross Securities Inc. have been paid an aggregate cash fee of Cdn$656,100, representing 6% of the aggregate gross proceeds of the offering, and have been issued compensation options that will be automatically exchanged, without payment of additional consideration, on the Exchange Date, for compensation options, exercisable for 24 months, entitling the Agents to purchase up to 243,000 shares of common stock of the Company at the U.S. dollar equivalent of Cdn$1.35 as on the Closing Date. The issuance of these securities was exempt from registration pursuant to Rule 506 of Regulation D.

In connection with the offering, the Company agreed to file a resale registration statement with the Securities and Exchange Commission as soon as practicable following closing and use commercially reasonable efforts to cause it to become effective and remain effective for two years. Commencing six months following the Closing Date, and at such time as the Company has not registered the shares of common stock issued or issuable upon the exercise of the Warrants for resale under an effective registration statement under the U.S. Securities Act of 1933, as amended or such registration statement is not usable, the Company has agreed to permit Warrant holders to elect a net “cashless” exercise of the Warrants.

The proceeds of the private placement will be used for drilling and exploration at Neal Hot Springs and for general working capital.

Item 7.01 Regulation FD Disclosure

On August 17, 2009, the Company issued a press release announcing that it had completed a private placement of 8,100,000 Subscription Receipts at a price of Cdn$1.35 per Unit. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Copy of Press Release Issued August 17, 2009

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 17, 2009	U.S. Geothermal Inc.

By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer